Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$ 70,000	$8.72

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

October 26, 2017

PRICING SUPPLEMENT

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

Linked to a basket of 5 Reference Stocks (the “Reference Asset”)

►	$70,000 7 Year Income Plus Notes with a 1.45% Minimum Annual Coupon

►	Annual coupons based on the performance of every Reference Stock, subject to the Minimum Coupon Rate and the Performance-Based Coupon Rate

►	Repayment of principal at maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $911 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000	$37.50	$962.50
Total	$70,000.00	$2,625.00	$67,375.00

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the underwriting discounts exceed 3.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 7 Year Income Plus Notes

Linked to a Basket of 5 Reference Stocks

This pricing supplement relates to an offering of Notes linked to a basket of five common stocks (each, a “Reference Stock” and together, the “Reference Stocks”). The Notes will have the terms described in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Coupon Rates		Potential Annual COUPON	CUSIP/ ISIN
Minimum Coupon Rate	Performance-Based Coupon Rate	Minimum Coupon Rate or Combined Return[1]
1.45%	3.55%[1]	1.45% or 5.00%	40435FGV3/US40435FGV31

1 The Minimum Coupon Rate and Performance-Based Coupon Rate are shown together.

Reference Stocks:	The common stocks of the following companies (the “Reference Stock Issuers”):

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
Cisco Systems, Inc.	CSCO	NASDAQ	Telecommunications	$34.27	$169.70
Deere & Co.	DE	NYSE	Machinery-Diversified	$132.14	$42.46
Pfizer Inc.	PFE	NYSE	Pharmaceuticals	$35.74	$212.56
Philip Morris International Inc.	PM	NYSE	Agriculture	$106.93	$166.08
AT&T Inc.	T	NYSE	Telecommunications	$33.68	$206.80

1 For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date.

2 Market capitalization (in billions) as of October 26, 2017. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus the final Coupon due on the Maturity Date.

Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every Reference Stock is greater than or equal to zero, you will receive:

$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference Stock is less than zero, you will receive:

$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price

Minimum Coupon Rate:	The per annum Minimum Coupon Rate, as indicated above

Performance-Based Coupon Rate:	The per annum Performance-Based Coupon Rate, as indicated above

PS-2

Coupon Valuation Dates:

Coupon Valuation Date*

October 26, 2018

October 28, 2019

October 28, 2020

October 27, 2021

October 26, 2022

October 26, 2023

October 28, 2024

* Subject to adjustment as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

Coupon Payment Dates:

Coupon Payment Date**

October 31, 2018

October 31, 2019

November 2, 2020

November 1, 2021

October 31, 2022

October 31, 2023

October 31, 2024 (the Maturity Date)

** Subject to adjustment as described under “Additional Terms of the Notes – Coupon Payment Dates. Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.

Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Terms of the Notes — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.

Trade Date:	October 26, 2017

Pricing Date:	October 26, 2017

Original Issue Date:	October 31, 2017

Maturity Date:	October 31, 2024. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

General

This pricing supplement relates to an offering of Notes linked to the Reference Stocks. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. Although the Notes relate to the Reference Stocks identified on PS-2, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus the final Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to the Notes. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

PS-4

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

▶   You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon at a rate, based on the performance of each Reference Stock, that will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You believe the Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

▶   You are comfortable receiving only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You are willing to invest in the Notes based on the sum of the Performance-Based Coupon Rate plus the Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

▶   You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the Notes to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

▶   You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the sum of the Minimum Coupon Rate and the Performance-Based Coupon Rate.

▶   You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

▶   You are unwilling to receive only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the Notes to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-5

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The rate for the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The rate for of the annual Coupon that you will receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon at a rate equal to the Minimum Coupon Rate on the Coupon Payment Date. The Minimum Coupon Rate is specified on page PS-2.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the formula described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page PS-2. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon will not exceed the Performance-Based Coupon Rate plus the Minimum Coupon Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be limited to the Minimum Coupon Rate, and will be less than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and

PS-6

assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 16 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-7

Description of the Reference Stocks

CISCO SYSTEMS, INC. (CSCO)

Description of Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells internet protocol-based networking and other products related to the communications and information technology industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by CSCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225 or its CIK Code: 0000858877.

Historical Performance of Cisco Systems, Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through October 26, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	27.07	22.86	24.09	March 31, 2013	21.94	19.65	20.91
June 30, 2008	27.54	23.11	23.26	June 30, 2013	24.82	20.38	24.31
September 30, 2008	24.91	21.04	22.56	September 30, 2013	26.37	23.31	23.42
December 31, 2008	22.56	14.47	16.30	December 31, 2013	23.99	20.24	22.45
March 31, 2009	17.79	13.62	16.77	March 31, 2014	22.85	21.35	22.41
June 30, 2009	20.10	16.77	18.64	June 30, 2014	25.04	22.41	24.85
September 30, 2009	23.66	18.13	23.54	September 31, 2014	25.98	24.43	25.17
December 31, 2009	24.38	22.67	23.94	December 31, 2014	28.46	22.82	27.82
March 31, 2010	26.65	22.47	26.03	March 31, 2015	30.19	26.36	27.52
June 30, 2010	27.57	21.31	21.31	June 30, 2015	29.76	27.13	27.46
September 30, 2010	24.77	20.05	21.90	September 30, 2015	29.03	24.62	26.25
December 31, 2010	24.51	19.07	20.23	December 31, 2015	29.36	25.73	27.16
March 31, 2011	22.06	17.00	17.15	March 31, 2016	28.47	22.51	28.47
June 30, 2011	18.07	14.85	15.61	June 30, 2016	29.22	26.21	28.69
September 30, 2011	16.67	13.73	15.49	September 30, 2016	31.87	28.33	31.72
December 31, 2011	19.12	15.19	18.08	December 31, 2016	31.72	29.25	30.22
March 31, 2012	21.15	18.08	21.15	March 31, 2017	34.44	29.98	33.80
June 30, 2012	21.20	15.97	17.17	June 30, 2017	34.39	31.21	31.30
September 30, 2012	19.73	15.14	19.09	September 30, 2017	33.76	30.37	33.63
December 31, 2012	20.39	16.82	19.65	October 26, 2017*	34.58	33.26	34.27

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 26, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the daily performance of CSCO’s common stock from January 1, 2008 through October 26, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-8

DEERE & CO. (DE)

Description of Deere & Co.

Deere & Co. manufactures and distributes a range of agricultural, construction, forestry, and commercial and consumer equipment. The company supplies replacement parts for its own products and for those of other manufacturers, and also provides product and parts financing services. Deere & Co. extends its services and products worldwide. Information filed by DE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04121 or its CIK Code: 0000315189.

Historical Performance of Deere & Co.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through October 26, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	94.69	76.40	80.44	March 31, 2013	95.05	85.55	85.98
June 30, 2008	93.35	71.38	72.13	June 30, 2013	93.77	81.00	81.25
September 30, 2008	73.47	47.76	49.50	September 30, 2013	85.10	80.90	81.39
December 31, 2008	49.50	28.77	38.32	December 31, 2013	91.33	81.39	91.33
March 31, 2009	45.99	24.83	32.87	March 31, 2014	91.33	84.05	90.80
June 30, 2009	47.05	32.87	39.95	June 30, 2014	94.53	89.95	90.55
September 30, 2009	46.31	35.31	42.92	September 30, 2014	91.38	81.95	81.99
December 31, 2009	56.59	41.13	54.09	December 31, 2014	90.85	80.01	88.47
March 31, 2010	61.96	48.96	59.46	March 31, 2015	92.75	84.58	87.69
June 30, 2010	62.21	54.78	55.68	June 30, 2015	97.05	87.51	97.05
September 30, 2010	73.61	54.50	69.78	September 30, 2015	97.33	73.62	74.00
December 31, 2010	84.46	68.57	83.05	December 31, 2015	80.91	72.89	76.27
March 31, 2011	96.89	83.02	96.89	March 31, 2016	85.68	71.78	76.99
June 30, 2011	99.24	78.53	82.45	June 30, 2016	87.48	75.75	81.04
September 30, 2011	86.44	64.57	64.57	September 30, 2016	88.09	76.94	85.35
December 31, 2011	79.25	61.72	77.35	December 31, 2016	103.92	84.70	103.04
March 31, 2012	89.05	77.35	80.90	March 31, 2017	111.22	103.04	108.86
June 30, 2012	83.43	70.59	80.87	June 30, 2017	127.90	107.54	123.59
September 30, 2012	82.95	73.73	82.49	September 30, 2017	132.41	115.44	125.59
December 31, 2012	86.87	81.19	86.42	October 26, 2017*	132.14	125.59	132.14

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 26, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the daily performance of DE’s common stock from January 1, 2008 through October 26, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-9

PFIZER INC. (PFE)

Description of Pfizer Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets healthcare products worldwide. The company's products include medicines, vaccines, medical devices, and consumer healthcare products. Information filed by PFE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619 or its CIK Code: 0000078003.

Historical Performance of Pfizer Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through October 26, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	24.08	20.50	20.93	March 31, 2013	28.86	25.08	28.86
June 30, 2008	21.51	17.17	17.47	June 30, 2013	31.08	27.23	28.01
September 30, 2008	19.97	17.17	18.44	September 30, 2013	29.67	27.65	28.71
December 31, 2008	19.00	14.45	17.71	December 31, 2013	32.20	28.24	30.63
March 31, 2009	18.27	11.66	13.62	March 31, 2014	32.75	29.66	32.12
June 30, 2009	15.34	13.04	15.00	June 30, 2014	32.40	29.02	29.68
September 30, 2009	16.86	14.20	16.55	September 30, 2014	30.96	28.04	29.57
December 31, 2009	18.85	16.15	18.19	December 31, 2014	32.09	27.70	31.15
March 31, 2010	20.00	16.91	17.15	March 31, 2015	35.05	31.15	34.79
June 30, 2010	17.29	14.26	14.26	June 30, 2015	35.44	33.46	33.53
September 30, 2010	17.41	14.14	17.17	September 30, 2015	36.15	30.82	31.41
December 31, 2010	17.79	16.29	17.51	December 31, 2015	35.45	31.33	32.28
March 31, 2011	20.38	17.51	20.31	March 31, 2016	32.28	28.56	29.64
June 30, 2011	21.45	19.79	20.60	June 30, 2016	35.31	29.64	35.21
September 30, 2011	20.78	16.66	17.68	September 30, 2016	37.31	33.32	33.87
December 31, 2011	21.83	17.33	21.64	December 31, 2016	33.90	29.89	32.48
March 31, 2012	22.66	20.95	22.66	March 31, 2017	34.63	31.15	34.21
June 30, 2012	23.08	21.60	23.00	June 30, 2017	34.34	31.75	33.59
September 30, 2012	24.96	22.34	24.85	September 30, 2017	35.99	32.67	35.70
December 31, 2012	26.04	23.66	25.08	October 26, 2017*	36.45	35.70	35.74

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 26, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the daily performance of PFE’s common stock from January 1, 2008 through October 26, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-10

PHILIP MORRIS INTERNATIONAL INC. (PM)

Description of Philip Morris International Inc.

Philip Morris International Inc., through its subsidiaries, affiliates and their licensees, produces, sells, distributes, and markets a wide range of branded cigarettes and tobacco products in markets outside of the United States of America. The company portfolio comprises both international and local brands. Information filed by PM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33708 or its CIK Code: 0001413329.

Historical Performance of Philip Morris International Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through October 26, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	51.75	49.15	50.58	March 31, 2013	93.42	83.64	92.71
June 30, 2008	53.63	48.00	49.39	June 30, 2013	96.44	86.50	86.62
September 30, 2008	55.95	46.80	48.10	September 30, 2013	90.54	82.95	86.59
December 31, 2008	50.78	36.63	43.51	December 31, 2013	91.64	84.16	87.13
March 31, 2009	44.47	32.34	35.58	March 31, 2014	87.13	75.39	81.87
June 30, 2009	44.60	35.58	43.62	June 30, 2014	91.34	81.87	84.31
September 30, 2009	49.40	42.34	48.74	September 30, 2014	86.29	81.58	83.40
December 31, 2009	51.55	47.36	48.19	December 31, 2014	89.90	81.39	81.45
March 31, 2010	52.89	45.51	52.16	March 31, 2015	85.16	75.33	75.33
June 30, 2010	52.95	43.17	45.84	June 30, 2015	86.79	75.33	80.17
September 30, 2010	56.32	45.84	56.02	September 30, 2015	85.89	77.29	79.33
December 31, 2010	60.82	55.29	58.53	December 31, 2015	90.15	79.33	87.91
March 31, 2011	65.70	56.02	65.63	March 31, 2016	98.90	85.80	98.11
June 30, 2011	71.75	64.92	66.77	June 30, 2016	102.18	96.42	101.72
September 30, 2011	72.35	62.38	62.38	September 30, 2016	103.63	97.22	97.22
December 31, 2011	79.10	61.76	78.48	December 31, 2016	97.86	87.33	91.49
March 30, 2012	88.61	73.26	88.61	March 31, 2017	114.01	90.40	112.90
June 30, 2012	90.31	81.91	87.26	June 30, 2017	122.90	109.62	117.45
September 30, 2012	93.38	86.67	89.94	September 30, 2017	121.62	111.01	111.01
December 31, 2012	93.74	82.39	83.64	October 26, 2017*	115.17	106.93	106.93

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 26, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the daily performance of PM’s common stock from January 1, 2008 through October 26, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-11

AT&T INc. (T)

Description of AT&T Inc.

AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. Information filed by T with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08610 or its CIK Code: 0000732717.

Historical Performance of AT&T Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through October 26, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	41.56	34.36	38.30	March 31, 2013	36.86	33.20	36.69
June 30, 2008	40.51	32.76	33.69	June 30, 2013	39.00	34.35	35.40
September 30, 2008	33.69	27.75	27.92	September 30, 2013	35.96	33.32	33.82
December 31, 2008	29.98	22.42	28.50	December 31, 2013	36.45	33.11	35.16
March 31, 2009	29.42	21.72	25.20	March 31, 2014	35.16	31.86	35.07
June 30, 2009	26.83	23.67	24.84	June 30, 2014	36.74	34.49	35.36
September 30, 2009	27.43	23.38	27.01	September 30, 2014	36.59	34.21	35.24
December 31, 2009	28.34	25.31	28.03	December 31, 2014	35.90	32.14	33.59
March 31, 2010	28.58	24.77	25.84	March 31, 2015	34.87	32.62	32.65
June 30, 2010	26.66	24.13	24.19	June 30, 2015	36.18	32.51	35.52
September 30, 2010	28.92	24.19	28.60	September 30, 2015	35.77	31.80	32.58
December 31, 2010	29.44	27.70	29.38	December 31, 2015	34.93	32.31	34.41
March 31, 2011	30.71	27.33	30.60	March 31, 2016	39.45	33.51	39.17
June 30, 2011	31.88	30.13	31.41	June 30, 2016	43.21	37.86	43.21
September 30, 2011	31.68	27.54	28.52	September 30, 2016	43.47	39.71	40.61
December 31, 2011	30.24	27.41	30.24	December 31, 2016	42.73	36.13	42.53
March 30, 2012	31.84	29.16	31.23	March 31, 2017	43.02	40.61	41.55
June 30, 2012	35.71	30.13	35.66	June 30, 2017	41.69	37.46	37.73
September 30, 2012	38.25	34.63	37.70	September 30, 2017	39.41	35.59	39.17
December 31, 2012	38.34	33.14	33.71	October 26, 2017*	39.51	33.49	33.68

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 26, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the daily performance of T’s common stock from January 1, 2008 through October 26, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-12

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

Principal Amount:	$1,000

Minimum Coupon Rate:	1.45%

Performance-Based Coupon Rate:	3.55%

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
CSCO	2.50%
DE	4.00%
PFE	1.00%
PM	2.00%
T	12.00%
Minimum Coupon Rate =	1.45%
Performance-Based Coupon Rate =	3.55%
Coupon =	$50.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the five Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks (T) is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the Performance-Based Coupon Rate of 3.55% plus the Minimum Coupon Rate of 1.45%. Therefore, you receive a Coupon of $50.00 on the applicable Coupon Payment Date.

PS-13

Example 2: The Reference Stock Return for one of the five Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
CSCO	5.00%
DE	5.00%
PFE	0.00%
PM	-4.25%
T	12.00%
Minimum Coupon Rate =	1.45%
Coupon =	$14.50

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of four of the five of the Reference Stocks (T, CSCO, DE, and PM) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (PFE) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $14.50 on the applicable Coupon Payment Date.

PS-14

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the principal amount of the Notes will be payable, together with any accrued but unpaid interest payable.  In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

VALIDITY OF NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

PS-15

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Notes that are VRDIs” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting any Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of any Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

PS-16

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$70,000

7 Year Income Plus Notes with a 1.45%
Minimum Annual Coupon

October 26, 2017

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Description of the Reference Stocks.	PS-8
Illustrative Examples	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
Validity of Notes	PS-15
U.S. Federal Income Tax Considerations	PS-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58